TO BE EFFECTIVE AT 5 P.M. ON MAY 17, 2013

MARSHALL FUNDS, INC.

AMENDMENT NO. 28

TO

ARTICLES OF INCORPORATION

The undersigned officer of Marshall Funds, Inc. (the “Corporation”) hereby certifies that in accordance with Section 180.1002 of the Wisconsin Business Corporation Law, the following Amendment of the Corporation’s Articles of Incorporation, as amended (the “Articles”), was duly adopted to change the name of the Corporation from “Marshall Funds, Inc.” to “BMO Funds, Inc.”

The Articles are hereby amended by deleting Article I thereof in its entirety and replacing it with the following:

“Article I

The name of the corporation is BMO Funds, Inc. (the “Corporation”).”

This Amendment to the Articles was adopted by the Board of Directors of the Corporation on May 8, 2013 without shareholder approval in accordance with Section 180.1002(7m).

Executed this 13th day of May, 2013.

MARSHALL FUNDS, INC.

By:	/s/ John M. Blaser
John M. Blaser
President

This instrument was drafted by:

Ellen R. Drought

Godfrey & Kahn, S.C.

780 N. Water Street

Milwaukee, Wisconsin 53202